Exhibit 3.1

THIS SIMPLE AGREEMENT FOR FUTURE TOKENS (“SAFT”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SAFT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT THE WRITTEN CONSENT OF BLOCKSTACK TOKEN, LLC.

SIMPLE AGREEMENT FOR FUTURE TOKENS

Issued By

BLOCKSTACK TOKEN LLC

For

“BLOCKSTACK TOKENS”

THIS SIMPLE AGREEMENT FOR FUTURE TOKENS (this “SAFT”), effective as of the last date on the e-signature page (the “Closing Date”), certifies that in exchange for the payment by [Investor Name] (the “Investor”) of $[              ] (the “Purchase Amount”), Blockstack Token LLC, a Delaware limited liability company (the “Company”), shall issue to the Investor in connection with the offering (the “SAFT Offering”), the right to receive tokens to be issued in the future by the Company (“Tokens”) in the number set forth on the chart below under “Number of Tokens,” subject to the terms set forth below and in the Blockstack Token Purchase Agreement between the Investor and the Company attached as Appendix A (the “Purchase Agreement”). Certain defined terms used in this SAFT are defined in Section 2 below.

Aggregate Purchase Amount:	$

Purchase Price Per Token:	$

Maximum Potential Amount of Returned Investment (as defined below)	$ , net of taxes and expenses as more fully described in Section 1(c) below

Number of Tokens:

Delivery Schedule:	All Tokens will be delivered when and if the Milestone (as defined below) is satisfied

Vesting Schedule:

1/24th at the end of each blockchain block after the Network (as defined below) launches, with full vesting anticipated to be approximately at the end of two years (or 105,120 blocks after the genesis block)

1.                                      Events

(a)                                 Investor Deliveries. Concurrently with the execution of this SAFT, the Investor is providing to the Company the Purchase Amount by wire transfer in accordance with the wire transfer instructions set forth on Appendix B. The Investor agrees that the Investor’s signature on the E-Signature Page constitutes delivery and execution of both this SAFT and the Purchase Agreement.

If the Company satisfies the Milestone, the Company will deliver the Tokens to the Investor’s digital wallet. For the avoidance of doubt, the digital wallet must be under the direct or indirect control of the Investor and shall not be under the direct or indirect control of a third-party. The Investor must provide information regarding the Investor’s digital wallet address prior to delivery of the Tokens by the Company. The Company will provide the Investor with at least 10 days advance notice of the delivery of Tokens to enable Investor to provide this information.

(b)                                 Token Delivery Date. Upon the satisfaction of the Milestone by Blockstack, within 30 days of the Evaluation Date (such date of issuance, the “Token Delivery Date”), the Company will issue Tokens to the Investor representing One Hundred Percent (100%) of the Purchase Amount, as indicated by the number of Tokens set forth on the chart on the first page of this SAFT.

(c)                                  Refund of Purchase Amount. Upon 30 days after (i) the failure of the Company to meet the Milestone by the Evaluation Date or (ii) a Dissolution Event, the Company will refund to the Investor an amount equal to Eighty Percent (80%) of the Purchase Amount, net of applicable taxes and expenses associated with the SAFT Offering (such amount, the “Returned Investment”). The Investor acknowledges and agrees that Twenty Percent (20%) of the Purchase Amount, is a nonrefundable portion of the Purchase Amount (“Nonrefundable Amount”) and accordingly, will not be subject to payment to Investor as a Returned Investment. For the avoidance of doubt, funds from the business operations of Blockstack other than funds received in the SAFT Offering shall not be available for payment of Returned Investments. Any Returned Investments shall be paid in U.S. Dollars. The Investor acknowledges that there may be circumstances in which the Company will not be able to refund all or a portion of the Purchase Amount to Investor.

(d)                                 Full Satisfaction. The Investor agrees that payment of the Returned Investment by the Company to the Investor or notice that there are not sufficient funds to pay any Returned Investment amount shall be in full satisfaction of any and all obligations of Blockstack under this SAFT to the Investor subject to applicable law.

(e)                                  Termination. This SAFT will terminate or expire (without relieving the Company or the Investor of any obligations arising from a prior breach of or non-compliance with this SAFT) upon the following:

(i)                                     the issuance of Tokens to the Investor upon the satisfaction of the Milestone;

(ii)                                  the payment of the Returned Investment pursuant to Section 1(c); or

(iii)                               the determination by the Company in its sole discretion that the Milestone will not be met and no payments will be made by the Company pursuant to Section 1(c) due to lack of funds.

Sections 1(d) (Full Satisfaction), 1(f) (Vesting), 1(g) (Tax Withholding), 5 (Investor Representations) and 6 (Miscellaneous) shall survive any termination or expiration of this SAFT.

(f)                                   Vesting. The Tokens delivered pursuant to this SAFT are subject to the Use Restriction until such Tokens have vested. The vesting commencement date of the Tokens will be the date when the Network launches (the “Vesting Commencement Date”). The vesting schedule for the Tokens will be that 1/24th of the Tokens will vest on the completion of each blockchain block after the Vesting Commencement Date.

(g)                                  Tax Withholding. The Company will withhold from the payment of any Returned Investment an amount equal to any income taxes owed by the Company on its receipt of the Purchase Amount. Investor will be responsible for the payment of its own taxes with respect to any Returned Investment.

2.                                      Definitions

“Blockstack” means the Company, its parent company Blockstack Public Benefit Corporation, and their respective affiliates.

“Dissolution Event” means: (i) a voluntary termination of operations by the Company in its sole discretion; (ii) a general assignment for the benefit of the Company’s creditors; or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. For the avoidance of doubt, a change of control or an initial public offering of the Company will not constitute a Dissolution Event.

“Evaluation Date” means the date, no later than January 30, 2019 and no earlier than January 1, 2019, on which the Company, in its sole discretion, will determine whether Blockstack has met the Milestone.

“Milestone” means the Network is operational with Token functionality as determined by the Company in its sole discretion.

“Network” means the network of decentralized applications permitting users to own their application data directly using blockchain technology sponsored by Blockstack Public Benefit Corporation.

“SAFT” means an instrument containing a future right to receive units of Tokens, similar in form and content to this SAFT, purchased by Investors prior to the Company’s completion of the Milestone for the purpose of funding the Company’s and Blockstack’s organizational expenses for five years after the date of this SAFT.

“Subsequent Agreement” means a SAFT the Company may issue after the issuance of this SAFT but prior to the Milestone with the principal purpose of raising capital. For clarity, this definition excludes without limitation: (i) equity interests in the Blockstack Token Fund QP, L.P. and Blockstack Token Fund AI, L.P.; (ii) SAFTs or Tokens issued pursuant to any employee incentive or similar plan of the Company or sold or issued to employees of the Company as a form of bonus or compensation; provided that, an instrument substantially similar to or the same as this SAFT may be used in connection with such plan; (iii) SAFTs, Tokens or “vouchers” for SAFTs or Tokens issued or issuable to third party service providers or others in connection with the Milestone or the provision of goods or services to the Company; (iv) SAFTs or Tokens issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; (v) SAFTs or Tokens issued or issuable in connection with mining activities on the Network or giveaways by the Company to encourage use and development of the Network; and (vi) any convertible securities issued by the Company.

“Use Restriction” means the general prohibition on the Investor’s ability to sell, transfer, spend, exchange or otherwise make use of the Tokens on the Network.

3.                                      “MFN” Amendment Rights. The Company may offer and sell SAFTs in multiple rounds and on different terms. If the company issues a Subsequent Agreement prior to the termination of this SAFT, the Company will provide the Investor with written notice thereof, copies of any documentation relating to such Subsequent Agreement, or any additional information related to such Subsequent Agreement, whether or not reasonably requested by the Investor. In the event the Investor determines that the economic terms of the Subsequent Agreement are preferable (“More Favorable Terms”) to the economic terms of this SAFT, the Investor will have the option to elect to receive the More Favorable Terms by written notification to the Company of such election within 30 days of the Investor’s receipt of notice of the Subsequent Agreement. Upon such timely election, the Company and Investor will amend and restate the economic terms of this SAFT and the Purchase Agreement to be identical to the economic terms contained in the instrument(s) evidencing the Subsequent Agreement.

4.                                      Company Representations

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)                                 The execution, delivery and performance by the Company of this SAFT is within the power of the Company and, other than with respect to the actions to be taken when Tokens are to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of formation or limited liability company operating agreement, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)                                  The performance and consummation of the transactions contemplated by this SAFT do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d)                                 No consents or approvals are required in connection with the performance of this SAFT, other than: (i) the Company’s corporate approvals; and (ii) any qualifications or filings under applicable securities laws.

(e)                                  To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

(f)                                   The Company incorporates and restates in this SAFT by reference all representations and warranties made by the Company contained in the Purchase Agreement.

5.                                      Investor Representations

The Investor represents and warrants the following to the Company and its affiliates as of the date of this SAFT and as of the Token Delivery Date.

(a)                                 The Investor has full legal capacity, power and authority to execute and deliver this SAFT and to perform his, her or its obligations hereunder. This SAFT constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)                                 The Investor is: (i) an “accredited Investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; or (ii) not a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act. The Investor has been advised that this SAFT is a security that has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this security instrument for his, her or its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time. The Investor further represents that he, she or it has been provided the opportunity to ask the Company questions, and where applicable, has received answers from the Company, regarding the SAFT Offering and this SAFT.

(c)                                  The Investor is not a resident of the state of New York.

(d)                                 The Investor incorporates and restates in this SAFT by reference all representations and warranties made by the Purchaser contained in the Purchase Agreement. The Investor further represents that he, she or it has read the Purchase Agreement, understands and agrees to be bound by its terms, and has been provided the opportunity to ask the Company questions, and where applicable, has received answers from the Company, regarding the Purchase Agreement.

(e)                                  The Investor agrees to be bound by any affirmation, assent or agreement that he, she or it transmits to the Company or the Company’s affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent he, she or it gives to receive communications from the Company or any of the Company’s affiliates solely through electronic transmission. The Investor agrees that when he, she or it clicks on an “I Agree,” “I Consent,” or other similarly worded button or entry field with his, her or its mouse, keystroke or other device, the Investor’s agreement or consent will be legally binding and enforceable against he, she or it and will be the legal equivalent of his, her or its handwritten signature on an agreement that is printed on paper. The Investor agrees that the Company and any of the Company’s affiliates may send the Investor electronic copies of any and all communications associated with its purchase of Tokens.

(f)                                   The Investor has reviewed with Investor’s tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this SAFT and the Purchase Agreement. The Investor is relying solely on such advisors and not on any statements or representations of the Company, Blockstack or any of its agents. The Investor understands that the Investor (and not the Company, Blockstack or any of their affiliates) shall be responsible for the Investor’s tax liability that may arise as a result of the transactions contemplated by this SAFT or the Purchase Agreement.

6.                                      Miscellaneous

(a)                                 Any provision of this SAFT may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b)                                 Any notice required or permitted by this SAFT will be deemed sufficient when sent by email to the relevant address listed on the signature page, as subsequently modified by written notice.

(c)                                  The Investor is not entitled, as a holder of this SAFT, to vote or receive dividends or be deemed the holder of an ownership interest in the Company for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a member of the Company or any right to vote for the election of directors or managers or upon any matter submitted to members at any meeting thereof, or to give or withhold consent to any company action or to receive notice of meetings, or to receive subscription rights or otherwise.

(d)                                 Neither this SAFT nor the rights contained herein may be assigned, by operation of law or otherwise, by Investor without the prior written consent of the Company, which consent may be withheld, conditioned or delayed in the sole discretion of the Company.

(e)                                  In the event any one or more of the provisions of this SAFT is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this SAFT operate or would prospectively operate to invalidate this SAFT, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this SAFT and the remaining provisions of this SAFT will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)                                   All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g)                                  The Investor agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this SAFT.

[E-Signature page follows]

E-SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have caused this SAFT and the Purchase Agreement to be duly executed and delivered as of the last date written below.

☐                                    By checking this box and pressing the “I Agree” button, I agree to comply with and be bound by the Agreement and the Purchase Agreement. I acknowledge and accept that all purchases of interests in Tokens from the Company during the SAFT Offering are final, and there are no refunds or cancellations except as may be required by applicable law or regulation. I further acknowledge and accept that the Company reserves the right to refuse or accept any SAFT and Purchase Agreement in its sole discretion prior to the Closing Date; provided that if the Company does refuse to accept my SAFT and Purchase Agreement, it shall return or cause the return of the Purchase Amount to me.

BLOCKSTACK TOKEN LLC	INVESTOR

By:	By: [Insert Name]

Title:

Email:	Email: [Insert Email Address]

Address:	Address: [Insert Postal Address]

Date:	Date:

APPENDIX A TO SAFT

PURCHASE AGREEMENT

for the

Simple Agreement for Future Tokens

issued by

BLOCKSTACK TOKEN LLC

________________

THIS PURCHASE AGREEMENT (“Purchase Agreement”), effective as of the last date on the e-signature page, is entered into between the investor listed on the E-Signature Page (“Purchaser”) of the Simple Agreement for Future Tokens (the “SAFT”) and Blockstack Token LLC, a Delaware limited liability company (the “Company”). Please carefully review and follow the instructions to purchasers immediately following this cover page.

An incomplete Purchase Agreement will not be accepted, and as a result, a Purchaser may not be able to purchase a SAFT and then receive the right to receive tokens to be issued in the future by the Company (“Tokens”) upon completion of the milestone set forth in the SAFT.

Purchasers are strongly encouraged to seek legal, financial, and tax advice regarding their individual circumstances and objectives in determining whether to purchase Tokens.

There are substantial restrictions on the transferability of the SAFT, and there will initially be no public market for the SAFT for U.S. Purchasers. The SAFT will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Similarly, there are substantial restrictions on the transferability of the Tokens, and there will initially be no public market for the Tokens for U.S. Purchasers, unless and until the Company determines that the Tokens are not securities. Tokens will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Blockstack SAFT

Part I: Introduction and Instructions

Introduction

This Purchase Agreement provides important information and documentation needed to purchase a SAFT issued by the Company. The SAFT creates the right to receive Tokens upon the completion of certain milestones with respect to developing the functionality of the Tokens and building the network (“Network”) sponsored by Blockstack Public Benefit Corporation, a Delaware public benefit corporation and the parent of the Company (“Blockstack PBC”). The Tokens are a blockchain protocol token that is currently in development. It is anticipated that the Tokens will be used to register domain names and applications on the Network, which is currently being developed by Blockstack PBC. The Network is a new internet for decentralized applications where users own their application data and that, among other things, allows users to purchase and sell domain names and other digital assets. The Tokens will be used to register domain names and applications, bid on and otherwise transact in domain names and other digital assets, vote on protocol upgrades on the Network, and participate in the selection process of application reviewers for the Network, who in turn distribute Tokens to application developers.

By signing the E-Signature Page to the SAFT, you agree to be bound by the terms of this Purchase Agreement and the SAFT Term Sheet, the SAFT Risk Factors, and/or any other offering materials provided to you with respect to the Tokens, including, but not limited to, the whitepaper describing the Tokens and the whitepaper describing the network through the date of your execution of this Purchase Agreement (collectively, the “Offering Materials”).

This Purchase Agreement includes each of the following items:

•                  Part I, Introduction and Instructions

•                  Part II, Purchaser Questionnaire and E-Signature Page

•                  Part III, Additional Legally Binding Terms and E-Signature Page

•                  Part IV, Form W-9

Purchasers (“Purchasers”) of a Token should review the materials provided carefully and follow the steps and instructions below.

The terms “I,” “me,” “my” and similar terms used throughout this Purchase Agreement refer to the Purchaser.

Instructions to Purchasers

In order to purchase Tokens, please complete the following steps.

Purchaser Questionnaire: Please submit to the Company, by completing and submitting this online form, (1) a completed and signed Purchaser Questionnaire and E-Signature Page, and (2) all requested supplemental information and documentation, including the following:

•                  For entity purchasers, a copy of the applicable organizational and authority documents (e.g., trust instrument, certificate of incorporation, certificate of formation, corporate resolutions, partnership agreement, operating agreement, plan documents, etc.).

•                  For natural person purchasers, a copy of a driver’s license, passport or other government-issued form of identification.

•                  If you have already provided proof of your identity to a third-party service provider authorized, on behalf of the Company, to collect such information and to establish that you are an accredited investor within the meaning of Regulation D under the Securities Act of 1933 (the “Accreditation Service”), you are not required to resubmit this documentation. For this offering, the Company’s Accreditation Service is CoinList.

Please upload all requested supplemental information and documentation in portable document format (“.pdf”).

When and Where to Send: The Purchaser Questionnaire, E-Signature Page and supplemental materials should be delivered simultaneously through this online form. Failure to submit these documents will result in an incomplete Purchase Agreement and prevent you from purchasing Tokens.

SAFT Purchase Instructions:

SAFTs will be offered through CoinList and CoinList.co. Registration for indicating interest in the SAFT Offering will open for potential purchasers on November 1, 2017 and end on November 15, 2017 (such period, the “Registration Period”). The Company will provide a range of potential prices for the Tokens to be issued in connection with and pursuant to the SAFT. During the Registration Period, potential purchasers will (x) create an account on CoinList.co, (y) indicate a desired level of investment in the SAFT based on the range of potential prices for the Tokens provided by the Company and (z) submit information for purposes of verifying identity and status as an Accredited Investor. Potential purchasers can also prefund accounts to purchase the SAFTs.

On November 15, 2017, the Company will announce the final purchase price for the Tokens and will notify potential purchasers of such final price and their allocation for the maximum number of Tokens they can purchase. Potential purchasers will submit e-signatures to the SAFT and Purchase Agreement via CoinList to confirm the amount of their commitment. If a potential purchaser confirms his, her or its commitment, then the Company will process the sale of the SAFT and confirm execution and delivery of the SAFT and Purchase Agreement. If a potential purchaser desires to modify or withdraw the amount of his, her or its commitment, then the Company will, before December 1, 2017, notify the potential purchaser of whether the Company approves of such modification and thereafter proceed with or terminate the sale process, as applicable. If a potential purchaser desires to withdraw his, her or its commitment, then the Company will return the potential purchaser’s funds and the SAFT and Purchase Agreement will not be entered into or have any effect. Additional details of the purchase process are provided in the SAFT Term Sheet.

Completeness: An incomplete Purchase Agreement will not be accepted, and as a result, you may not be able to purchase Tokens during the SAFT Offering.

Complete the E-Signature Page to the SAFT.

Additional Information: The Company may, in its sole discretion, request other information from the Purchaser.

Blockstack SAFT

Part II: Purchaser Questionnaire

1.     Purchaser Information

Amount of Tokens:

Capital Commitment USD value:

Payment Method (USD, Bitcoin or Ether):

E-Mail Address:

If purchase is accepted, Tokens will be delivered to a digital wallet address when and if the Network goes live and the Tokens are functional on it, under the terms described in the Offering Materials:

At the point this occurs, the SAFT will convert to Tokens, and the Tokens will be delivered to the digital wallet address provided by each Purchaser, as described in the SAFT.

Important: When you create a digital wallet address, please do NOT disclose your private key to your digital wallet. The Company will never ask you for your private key.

2.     Status as an Accredited Investor. I am an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), based on the fact that I have been authenticated and verified by the Accreditation Service as an accredited investor.

3.     Benefit Plan Investor Status. I am not, and am not acting (directly or indirectly) on behalf of, any of the following:

☐            An employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)), whether or not the plan is subject to Title I of ERISA; a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code (“Code”); a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; a “governmental plan” within the meaning of Section 3(32) of ERISA; or a person that is deemed to hold “plan assets” under the ERISA plan assets regulations, and consequently subject to regulation under ERISA.

☐            An entity 25% or more of the value of any class of equity of which is held by entities described in the paragraph above; provided that for purposes of making the determination, the value of any equity interest held by a person (other than an entity described in the beginning of this item) who has discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee (direct or indirect) with respect to those assets, or any affiliate of that person, will be disregarded.(1)

(1) Based on this definition, an insurance company using general account assets may be deemed to include the assets of a benefit plan investor, pursuant to Section 401(c) of ERISA. For example, plans that are maintained by a foreign corporation, a governmental entity or a church are employee benefit plans within the meaning of Section 3(3) of ERISA but generally are not subject to Title I of ERISA or Section 4975 of the Code.

☐            A “benefit plan investor” based on the immediately preceding item, that is subject to Title I of ERISA or Section 4975 of the Code.

4.     Truthfulness of Information Provided; Additional Information.

☐            I represent and warrant to the Company that the answers I have provided in this Purchaser Questionnaire and to the Accreditation Service, including the information contained within the supplementary documents that I have delivered to the Company and/or Accreditation Service as my purchaser information, are current, true, correct and complete and do not omit to state any material fact necessary in order to make the statements contained in those documents not misleading. If any information provided in this Purchaser Questionnaire or to the Accreditation Service changes in any material respect on or after the date contained on the E-Signature Page, I agree to promptly notify the Company of any change to the information provided, but in any event within thirty (30) calendar days of the change.

☐            I represent and warrant that I: (1) do not reside; (2) am not located; (3) do not have a place of business; or (4) am not conducting business (any of which makes me a “Resident”) in the state of New York. I further represent and warrant that I am not a Resident of any other state or country that requires virtual currency businesses to be licensed.

☐            I represent and warrant that I am NOT: (1) a Resident of a jurisdiction in which access to or use of the Services is prohibited by applicable law, decree, regulation, treaty, or administrative act, (2) a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (3) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. I agree that if my country of residence or other circumstances change such that the above representations are no longer accurate, I will immediately cease using the Services. I further represent and warrant that if I am purchasing Tokens on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) I am duly authorized by such legal entity to act on its behalf.

☐            I represent and warrant that all of the representations and warranties I am making in this Purchase Agreement are true and accurate as of the date of my affirmation on the E-Signature Page. If any representations and warranties are not true and accurate prior to acceptance of this Purchase Agreement, I shall give prompt written notice of this fact to the Company specifying which representations and warranties are not true and accurate and the reasons why they are not. I agree to notify the Company promptly if there is any change with respect to any of the representations and warranties in this Purchase Agreement.

☐            I acknowledge that important information about the material terms of the SAFT and Tokens is provided in the Offering Materials. Such information includes, but is not limited to, details regarding the timing and pricing of the SAFT, the amount of Tokens offered, the anticipated milestones to be met prior to issuance of the Tokens, and the anticipated use of the SAFT offering proceeds. I represent and warrant that I understand and have no objection to these material terms.

☐            I acknowledge and accept that there are risks associated with purchasing the SAFT, holding the SAFT, and, once the Tokens are delivered, using Tokens on the Network, as more fully disclosed and explained in the Offering Materials. BY PURCHASING THE SAFT, I EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

☐            I represent and warrant that I have sufficient knowledge, understanding, and experience, either independently or together with my purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Purchase Agreement and the Offering Materials, and such knowledge, understanding, and experience enables me to evaluate the merits and risks of purchasing the Tokens.

☐            I represent and warrant that I am purchasing the SAFT to receive future delivery of the Tokens. I desire to receive future Tokens in order to provide or receive services on the Network and to support the development, testing, deployment and operation of the Network. I am not purchasing the SAFT for any other uses or purposes, including, but not limited to, any investment, speculative or other financial purposes.

☐            I agree that at any time in the future at which I may acquire Tokens or an additional Token, I shall be deemed to have reaffirmed, as of the date of acquisition of the additional Token, each and every representation and warranty made by me in this Purchase Agreement, the SAFT or any other instrument provided by me to the Company in connection with that acquisition, except to the extent modified in writing by me and consented to by the Company.

☐            I agree on behalf of myself and my successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other actions as the Company may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Purchase Agreement. I further agree that the Company may, in its sole discretion, refuse to sell me a SAFT if, among other things, I refuse to comply with this provision.

5.     Electronic Delivery. The Company and/or any third party service provider selected by the Company may provide you (or your designated agents) statements, reports, and all other communications relating to (A) the Company and (B) your investment in the SAFT or Tokens, including annual and other updates of the Fund’s consumer privacy policies and procedures (collectively, the “Company Information”), in electronic form, such as through a file attached to an email sent to the email address provided by you, or over a private internet site, such as CoinList.co, in lieu of or in addition to sending such Company Information as hard copies via facsimile or mail. If the Company Information is made available over the internet, you may be notified of its availability through an email sent to the email address provided by you. You agree that all Company Information provided to you via email notification or website will be deemed to have been good and effective delivery to you when sent or posted, regardless of whether you actually or timely receive or access the email notification. Email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient. Each of the Company and any third party service provider reserves the right to intercept, monitor and retain emails messages to and from its systems as permitted by applicable law. The Company’s acceptance of your SAFT is not conditioned on consent to electronic delivery of Company Information. You agree that you will be solely responsible for notifying the Company in writing of any change in your email address and that the Company may not seek to verify or confirm your email address as provided. If you do not have access to the internet or email, you should not consent to electronic delivery of Fund Information. You may revoke your consent to electronic delivery of Company Information at any time upon written notice to the Company and receive all Company Information in paper format.

The effective date of the withdrawal of consent will either be the date the notice of withdrawal is received or a subsequent date that will be communicated to you within a reasonable time after the receipt of notice of the withdrawal of consent. You may also request delivery of a paper copy of any Company Information by contacting the Company.

☐    I agree to receive Company Information in electronic form at the Company’s discretion in lieu of a separate mailing of paper copies until such time as I no longer have the right to receive Company Information or I revoke my consent in writing.

Blockstack SAFT

Part III: Additional Legally Binding Terms

The Purchaser agrees to the following additional legally binding terms in connection with its/his/her purchase of the SAFT:

1.             SAFT Purchase.

1.1.         Purchase. The undersigned Purchaser hereby purchases pursuant to this Purchase Agreement the SAFT sold in the offering (the “SAFT Offering”) by the Company, for future delivery of the Tokens in the amount and purchase price set forth in the Purchaser Questionnaire portion of this Purchase Agreement (the “Purchaser Questionnaire”).

1.2.         Acceptance of Agreement; Conditions. The Purchaser understands and agrees that this SAFT purchase is made subject to the terms and conditions contained in this Purchase Agreement, as well as the SAFT Term Sheet, the SAFT Risk Factors, and/or any other offering materials provided to you with respect to the Tokens, including, but not limited to, the whitepaper describing the Tokens and the whitepaper describing the network (collectively, the “Offering Materials”), and that the Company shall have the right to accept or reject, in its sole discretion, the Purchaser’s SAFT purchase for any reason or no reason, in whole or in part, and at any time prior to its acceptance.

2.             Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to, and agrees with, the Sponsoring Parties (as defined below) as follows:

2.1.         Reliance. The Company, Blockstack PBC and their respective officers, directors, principals, members, employees, agents, and other affiliates (collectively, the “Sponsoring Parties”) will be relying on the information, representations, warranties and covenants of the Purchaser in this Purchase Agreement for many purposes.

2.2.         Binding Obligation. The Purchase Agreement shall become binding and enforceable against the Purchaser in accordance with its terms on the date, if any, that the Company accepts this Purchase Agreement in whole or in part. The Purchaser understands that, upon acceptance by the Company, the Purchaser is not entitled to cancel, terminate or revoke this Purchase Agreement.

2.3.         Regulatory Issues.

(a)           FDIC and SIPC Matters. The SAFT is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

(b)           Other Federal and State Regulatory Matters. The Purchaser acknowledges and understands that the SAFT is not registered with the Securities and Exchange Commission, and that the Company is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business. As a result, the Purchaser will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any similar or applicable state laws.

(c)           International Regulatory Matters. The regulatory risks described in this Section 2.3 take into consideration U.S. law only. It is anticipated that the Tokens will also be sold or resold outside the United States, which could subject the Sponsoring Parties or the Tokens to non-U.S. legal requirements, which could be significant. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes would negatively affect the value of the Tokens and/or cause the Sponsoring Parties to cease operations.

2.4.         Restrictions on Transfer.

(a)           The Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the SAFT, and there will be no public market for the SAFT for U.S. Purchasers. The SAFT will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This means that holders of the SAFT may not transfer the SAFT to any “U.S. Person,” within the meaning of Rule 902(a)(k) under the Securities Act; provided that holders of the SAFT may transfer the SAFT to U.S. Persons that are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act and in compliance with applicable U.S. securities laws.

(b)           The Purchaser acknowledges and is aware that disposition of the SAFT may constitute engaging in a virtual currency business requiring a license under the laws of New York, another state, or foreign country.

(c)           The Purchaser acknowledges and is aware that any transfer made in violation of the transfer provisions of the Purchase Agreement will be void.

2.5.         Authorization; No Conflict.

(a)        Authorization of Individuals. If the Purchaser is an individual:

(i)            The Purchaser has all requisite legal capacity for the purchase of a SAFT;

(ii)           The Purchaser has all requisite legal capacity for the execution and delivery of this Purchase Agreement and each other document required to be executed and delivered by the Purchaser in connection with this Purchase Agreement for a SAFT; and

(iii)          Neither the execution, delivery or performance of this Purchase Agreement or any other document required to be executed and delivered by the Purchaser in connection with this Purchase Agreement for a SAFT, nor the consummation of any of the transactions contemplated hereby or thereby by the Purchaser, (a) will violate or conflict with any law, rule, regulation, judgment, order or decree of any court or other governmental body, (b) will conflict with or result in any breach or default under, permit any party to accelerate any rights under or terminate, or result in the creation of any lien, charge or encumbrance pursuant to the provision of any material contract, indenture, mortgage, lease, franchise, license, permit authorization, instrument or agreement of any kind to which the Purchaser is a party or by which the Purchaser is bound or to which the properties or assets of the Purchaser are subject, or (c) will require the consent or approval of any person other than consents or approvals that have already been obtained.

(b)        Authorization of Entities. If the Purchaser is an entity:

(i)            The Purchaser is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization and has the requisite power and authority to carry on its business and operations as now being conducted,

(ii)           The execution and delivery of this Purchase Agreement and each other document required to be executed and delivered by the Purchaser in connection with its purchase of a SAFT, and the performance by the Purchaser under those agreements, have been duly authorized by appropriate action;

(iii)          The Purchaser shall deliver to the Company any evidence of the foregoing as the Company may reasonably require, whether by way of certified resolution or otherwise; and

(iv)          The person executing and delivering this Purchase Agreement and any other instruments on behalf of the Purchaser has all requisite power, authority and capacity to execute and deliver those instruments.

(c)        Ultimate SAFT Owners.

(i)            If the Purchaser is acting as trustee, agent, representative or nominee for the ultimate owner of the SAFTs (an “Ultimate SAFT Owner”), the Purchaser understands and acknowledges that the representations, warranties and agreements made in this Purchase Agreement are made by the Purchaser both (a) with respect to the Purchaser and (b) with respect to the Ultimate SAFT Owner. The Purchaser further represents and warrants that it has all requisite power and authority from the Ultimate SAFT Owner to execute and perform the obligations under this Purchase Agreement.

(ii)           Except as otherwise agreed to in writing with the Company, the Purchaser agrees to indemnify the Sponsoring Parties for any and all costs, fees and expenses (including reasonable legal fees and disbursements) in connection with any damages resulting from the assertion of the Purchaser’s lack of proper authorization from the Ultimate SAFT Owner to enter into this Purchase Agreement or perform its obligations under it.

2.6.         Offering Materials and Other Information.

(a)        Differences with Offering Materials. The Purchaser acknowledges that in the event of any differences between the terms provided in this Purchase Agreement and any Offering Materials, the terms and conditions of this Purchase Agreement shall supersede any contrary information set forth in the Offering Materials. The Purchaser has had an opportunity to (i) ask questions of and receive answers from the Company concerning the terms and conditions of this Purchase Agreement, the Offering Materials, and the business of the Company; and (ii) obtain any additional information concerning the SAFTs and their offering, the Company and any related material to the extent the Company or the Company possesses relevant information or can acquire it without unreasonable effort or expense.

(b)        No Reliance. The Purchaser acknowledges that in making a decision to purchase a SAFT, the Purchaser has relied solely upon this Purchase Agreement and the Offering Materials and independent investigations made by the Purchaser. The Purchaser is not relying and may not rely on any other marketing materials for purposes of making a decision to purchase a SAFT. The Purchaser is also not relying on the Sponsoring Parties with respect to the legal, tax and other economic factors involved in this purchase and understands that it is solely responsible for reviewing the legal, tax and other economic considerations involved with purchasing the SAFTs with its own legal, tax and other advisers.

(c)        Purchaser’s Review. The Purchaser understands that it is solely responsible for reviewing the Offering Materials and this Purchase Agreement and, to the extent he, she or it believes necessary, for discussing with counsel the representations, warranties and agreements that the Purchaser is making in this Purchase Agreement. The Purchaser understands that Wilson, Sonsini, Goodrich & Rosati, P.C. acts as counsel only to the Company and does not represent the Purchaser or any other person by reason of purchasing the SAFT.

(d)        No Guarantees. Neither the Company nor anyone on its behalf has made any representations (whether written or oral) to the Purchaser (i) regarding the future value of the SAFT or the future value or utility of the Tokens or (ii) that the past business performance and experience of the Sponsoring Parties will in any way predict the current or future value of the SAFT or future value or utility of the Tokens.

(e)        No Claim, Loan or Ownership Interest. The purchase of Tokens (i) does not provide Purchaser with rights of any form with respect to the Company or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights; (ii) is not a loan to Company; and (iii) does not provide Purchaser with any ownership or other interest in Company.

(f)        Intellectual Property. Company retains all current and future right, title and interest in all of Company’s intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Purchaser may not use any of Company’s intellectual property for any reason without Company’s prior written consent.

2.7.         Purchaser’s Knowledge. The Purchaser has sufficient knowledge, understanding, and experience, either independently or together with his, her or its purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Purchase Agreement and the Offering Materials, and such knowledge, understanding, and experience enables the Purchaser to evaluate the merits and risks of purchasing the Tokens.

2.8.         Other Risks.

(a)        General Economic Risk. The Purchaser (i) is able to bear the economic cost of holding the SAFT for an indefinite period of time; (ii) has adequate means of providing for his, her, or its current needs and possible personal contingencies even in the event that the SAFT loses all of its value; and (iii) has no need for liquidity of the SAFT. The Purchaser’s purchase of the SAFT is consistent with the objectives and cash flow requirements of the Purchaser and will not adversely affect the Purchaser’s overall need for diversification and liquidity.

(b)        Additional Risk Disclosures. The Purchaser is solely responsible for reviewing, understanding and considering the risks above and any additional risks, including without limitation those described in the Offering Materials. The Company’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of each Purchaser’s SAFT, which may lead to the SAFT losing all value.

2.9.         Transfer and Storage of Personal Data.

(a)        Personal Data. The Purchaser understands and agrees that in connection with the services provided by the Company, its personal data may be transferred and/or stored in various jurisdictions in which the Sponsoring Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Purchaser’s country of residence.

(b)        Disclosure of Personal Data. The Purchaser further understands and agrees that, although the Sponsoring Parties will use their reasonable efforts to keep the information provided in the answers to this Purchase Agreement strictly confidential, the Sponsoring Parties may present this Purchase Agreement and the information provided in it to any parties (e.g., affiliates, attorneys, auditors, administrators, brokers and regulators) as the Sponsoring Parties deem necessary or advisable to facilitate the acceptance and management of the Purchaser’s SAFT purchase, including, but not limited to, (x) in connection with anti-money laundering and similar laws, (y) if called upon to establish the availability under any applicable law of an exemption from registration of the SAFT or to establish compliance with applicable law generally by the Sponsoring Parties, or (z) if the information is relevant to any issue in any action, suit, or proceeding to which the Sponsoring Parties are a party or by which they are or may be bound.

(c)        Disclosure by Law. The Sponsoring Parties may also release information about the Purchaser if directed to do so by the Purchaser, if compelled to do so by law or in connection with any government or self-regulatory organization request or investigation. Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

2.10.       Anti-Money Laundering, Economic Sanctions, Anti-Bribery and Anti-Boycott Representations.

(a)        Identity of Purchaser and Beneficial Owners. Neither the Purchaser, nor any of its affiliates or direct or indirect beneficial owners, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Company or Network Sponsor are prohibited to deal under the laws of the United States, (ii) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities, or (iii) unless otherwise disclosed in writing to the Company prior to the Purchaser’s subscription for a SAFT, is a senior foreign political figure,(2) or any immediate family member(3) or close associate(4) of a senior foreign political figure as those terms are defined in the footnotes below. The Purchaser further represents and warrants that the Purchaser: (1) has conducted thorough due diligence with respect to all of its beneficial owners, (2) has established the identities of all direct and indirect beneficial owners and the source of each beneficial owner’s funds and (3) will retain evidence of those identities, any source of funds and any due diligence.

(2)           A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U. S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

(3)           An “immediate family member” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

(4)           A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

(b)        Source and Use of Funds.

(i)                                     The Purchaser represents, warrants and agrees that no payment or other transfer of value to the Company and no payment or other transfer of value to the Purchaser shall cause the Sponsoring Parties to be in violation of applicable U.S. federal or state or non-U.S. laws or regulations, including, without limitation, anti-money laundering, economic sanctions, anti-bribery or anti-boycott laws or regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT ACT”), the various statutes, regulations and Executive Orders administered by the U.S. Department of the Treasury Office of Foreign Assets Control and the Foreign Corrupt Practices Act.

(ii)                                  The Purchaser represents, warrants and agrees that no payment or other transfer of value to the Company or Network Sponsor is or will be derived from, pledged for the benefit of, or related in any way to, (1) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (2) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (3) persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations, or (4) directly or indirectly, any illegal activities.

(iii)                               The Purchaser represents, warrants and agrees that all payments or other transfer of value to the Company by the Purchaser will be made through an account (or virtual currency public address whose associated balance, either directly or indirectly, has been funded by such an account) located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to §999(a)(3) of the Internal Revenue Code (“Code”), as in effect at the time of the Purchaser’s payment or other transfer of value. In the event that the Purchaser is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the Purchaser’s purchase of a SAFT, the Non-U.S. Bank: (1) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (2) employs one or more individuals on a full-time basis, (3) maintains operating records related to its banking activities, (4) is subject to inspection by the banking authority that licensed it to conduct banking activities and (5) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

(c)                        Voluntary Compliance. The Purchaser understands and agrees that the Company is not obligated to comply with any U.S. anti-money laundering requirements, but may choose to voluntarily comply with any or all of such requirements in the sole discretion of the Company and the Sponsoring Parties.

3.                                      Rule 506(d) of Regulation D.

3.1.                            Disqualifying Events. In the event that the Purchaser becomes subject to an event specified in Rule 506(d)(1) of the Securities Act (“Disqualifying Event”) at any date after the date of this Purchase Agreement, the Purchaser agrees and covenants to use its best efforts to coordinate with the Company (i) to provide documentation as reasonably requested by the Company related to any Disqualifying Event and (ii) to implement a remedy to address the Purchaser’s changed circumstances so that the changed circumstances will not affect in any way the Company’s ongoing and/or future reliance on an exemption under the Securities Act provided by Rule 506 of Regulation D.

3.2.                            Remedies. The Purchaser acknowledges that, at the discretion of the Company, its remedies may include, without limitation, the transfer or sale of the Purchaser’s SAFT. The Purchaser also acknowledges that the Company may periodically request assurance that the Purchaser has not become subject to a Disqualifying Event at any time, and the Purchaser further acknowledges and agrees that the Company shall understand and deem the failure by the Purchaser to respond in writing to any requests to be an affirmation and restatement of the representations, warranties and covenants in this provision.

4.                                      Tax Information.

4.1.                            Waiver of Privacy. The Purchaser certifies that the Purchaser has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to a Sponsoring Party, the IRS or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Code (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of the FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit the Company to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

4.2.                            Updated Tax Forms. The Purchaser further certifies that the Purchaser will, within 30 days of the Purchaser’s receipt of notice that the Purchaser has been issued a SAFT, provide to the Company an IRS Form W-9 (as included in Part IV of this Purchase Agreement) or other applicable IRS Forms and any additional documentation required by the Company for purposes of satisfying the Company’s obligations under the Code.

4.3.                            Purchaser Obligations. The Purchaser will (a) provide, upon request, prompt written notice to the Company, and in any event within 30 days of such request, of any change in the Purchaser’s U.S. tax or withholding status, and (b) execute properly and provide to the Company, within 30 days of written request by the Company (or any other Sponsoring Party), any other tax documentation or information that may be reasonably required by the Company (or another Sponsoring Party) in connection with the operation of the Company or Platform to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Purchaser or any other document or information requested by the Company (or another Sponsoring Party) in connection with the Company complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Company), and (c) execute and properly provide to the Company, within 30 days of written request by the Company (or another Sponsoring Party), any tax documentation or information that may be requested by the Company (or any Sponsoring Party).

4.4.                            Reporting. The Purchaser further consents to the reporting of the information provided pursuant to this Section 4, in addition to certain other information, including, but not limited to, the value of the Purchaser’s purchase of a SAFT to the IRS or any other governmental authority if the Company is required to do so under FATCA.

4.5.                            FATCA. As used in this Purchase Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between the United States and an applicable foreign country, entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

4.6.                            Additional Tax Representations. By executing this Purchase Agreement, the Purchaser understands and acknowledges that (i) the Company (or any other Sponsoring Party) may be required to provide the identities of the Purchaser’s direct and indirect beneficial owners to a governmental entity, and (ii) the Purchaser hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the Company from compliance with the foregoing and otherwise with applicable law as described in this Section 4.

5.                                      Indemnification.

5.1.                            Indemnification. PLEASE READ THIS INDEMNIFICATION PROVISION CAREFULLY BECAUSE IT LIMITS A PURCHASER’S ABILITY TO SEEK RELIEF FROM AN INDEMNIFIED PARTY. The Purchaser acknowledges that he, she or it understands the meaning and legal consequences of the representations and warranties contained in this Purchase Agreement, and except as otherwise agreed to in writing with the Company, hereby agrees to indemnify and hold harmless the Sponsoring Parties, and each other person, if any, who controls, is controlled by, or is under common control with any of the foregoing (each, an “Indemnified Party”) from and against any and all loss, claim, damage, liability or expense whatsoever (including reasonable attorneys’ fees and disbursements) due to or arising out of or based upon (i) any inaccurate representation or warranty made by the Purchaser, or breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser in this Purchase Agreement (including the Purchaser Questionnaire and the Purchaser’s tax forms) or in any other document furnished by the Purchaser to any of the foregoing in connection with this transaction, (ii) any action for securities, commodities, or money transmission law violations instituted by the Purchaser that is finally resolved by judgment against the Purchaser, or (iii) any action instituted by or on behalf of the Purchaser against an Indemnified Party that is finally resolved by judgment against the Purchaser or in favor of an Indemnified Party.

5.2.                            Third Party Beneficiaries. Each Indemnified Party is an intended third party beneficiary of this Purchase Agreement. The remedies provided in this Section 5 shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights or the seeking of any other remedies against the Purchaser.

5.3.                            No Waiver. Notwithstanding the foregoing, nothing contained in this Purchase Agreement shall constitute a waiver by a Purchaser of any of his, her or its legal rights under applicable U.S. federal securities and commodities laws or any other laws whose applicability is not permitted to be contractually waived.

6.                                      Limitation of Liability. PLEASE READ SECTIONS 6.1, 6.2, AND 6.3 CAREFULLY. THESE PROVISIONS LIMIT THE SCOPE OF THE COMPANY’S LIABILITY IN CONNECTION WITH THE SALE OF THE SAFT.

6.1.                            To the fullest extent permitted by applicable law: (i) in no event will the Company or any of the sponsoring parties be liable for any indirect, special, incidental, consequential, or exemplary damages of any kind (including, but not limited to, where related to loss of revenue, income or profits, loss of use or data, or damages for business interruption) arising out of or in any way related to the sale of the SAFT or otherwise related to these terms, regardless of the form of action, whether based in contract, tort (including, but not limited to, simple negligence, whether active, passive or imputed), or any other legal or equitable theory (even if the party has been advised of the possibility of such damages and regardless of whether such damages were foreseeable); and (ii) in no event will the aggregate liability of the company and the sponsoring parties (jointly), whether in contract, warranty, tort (including negligence, whether active, passive or imputed), or other theory, arising out of or relating to these terms exceed the amount purchaser pays to the company for the SAFT.

6.2.                            The limitations set forth in section 6.1 will not limit or exclude liability for the gross negligence, fraud or intentional, willful or reckless misconduct of the Company.

6.3.                            Some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of Section 6 may not apply to the Purchaser.

7.                                      Dispute Resolution & Arbitration. PLEASE READ SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, AND 7.8 CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS APPLICABLE ONLY TO INDIVIDUALS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES. IF THE PURCHASER IS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES THE PURCHASER TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH A PURCHASER CAN SEEK RELIEF FROM THE COMPANY.

7.1.                            Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either party seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, the Purchaser and the Company (i) waive the Purchaser’s and the Company’s respective rights to have any and all Disputes arising from or related to the terms of the Purchase Agreement or Offering Materials (the “Terms”) resolved in a court, and (ii) waive the Purchaser’s and the Company’s respective rights to a jury trial. Instead, the Purchaser and the Company will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

7.2.                            No Class Arbitrations, Class Actions, or Representative Actions. Any Dispute arising out of or related to the Terms is personal to the Purchaser and the Company and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

7.3.                            Federal Arbitration Act. The Terms affect interstate commerce and the enforceability of this section 7 will be both substantively and procedurally governed by and construed and enforced in accordance with the federal arbitration act, 9 U.S.C.. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

7.4.                            Notice. Each party will notify the other party in writing of any Dispute within thirty (30) days of the date it arises, so that the parties can attempt in good faith to resolve the Dispute informally. Notice to the Company shall be sent by email to the company at                . Notice to the Purchaser shall be by email to the then-current email address in the Purchaser’s account. The Purchaser’s notice must include (i) the Purchaser’s name, postal address, email address, and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that the Purchaser is seeking. If the Purchaser and the Company cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable party, then either the Purchaser or the Company may, as appropriate and in accordance with this Section 7, commence an arbitration proceeding or, to the extent specifically provided for in Section 7.1, file a claim in court.

7.5.                            Process. Any arbitration will occur in New Jersey. Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in Washington will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award. The Purchaser may also litigate a Dispute in the small claims court located in the county where the Purchaser resides if the Dispute meets the requirements to be heard in small claims court.

7.6.                            Authority of Arbitrator. As limited by the FAA, the Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by the Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

7.7.                            Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by the Terms, the Purchaser either (i) acknowledges and agrees that the Purchaser has read and understands the rules of JAMS, or (ii) waives its opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

7.8.                            Severability of Dispute Resolution and Arbitration Provisions. If any term, clause or provision of Section 7 is held invalid or unenforceable, it will be so held to the minimum extent required by law, and all other terms, clauses and provisions of Section 7 will remain valid and enforceable. Further, the waivers set forth in Section 7.2 are severable from the other provisions of the Terms and will remain valid and enforceable, except as prohibited by applicable law.

8.                                      Miscellaneous.

8.1.                            Notices and Electronic Delivery; Privacy Policy.

(a)                                 Electronic Delivery. The Sponsoring Parties, each at its sole and absolute discretion, may provide any notices or other communications given or made to the Purchaser and deliver to the Purchaser (or the Purchaser’s designated agents) privacy statements, financial information (audited or otherwise), reports and other communications relating to any Sponsoring Party or otherwise relating to this Purchase Agreement (collectively, “Disclosures”) in electronic form, such as via email or posting to a password protected website.

(b)                                 The Sponsoring Parties will send emails to the email address that the Purchaser has included on the Purchaser Questionnaire. If an email notification is undeliverable, delivery of the notice is not required to be made to the Purchaser’s postal mail address of record except as otherwise required by law. The Sponsoring Parties reserve the right to post communications on their respective websites without providing notice to the Purchaser, when permitted by law.

(c)                                  The Purchaser agrees that all Disclosures provided to the Purchaser via email notification or the website will be deemed to have been good and effective delivery to the Purchaser when sent or posted, regardless of whether the Purchaser actually or timely receives or accesses the email notification.

(d)                                 By signing this Purchase Agreement, the Purchaser consents to electronic delivery as described in the preceding sections, unless and until the Purchaser revokes its consent and/or waiver in writing to the Company.

(e)                                  In so consenting, the Purchaser acknowledges that email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Purchaser also acknowledges that an email from a Sponsoring Party may be accessed by recipients other than the Purchaser and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems.

(f)                                   The Purchaser understands that if it has any doubts about the authenticity of an email purportedly sent by the Sponsoring Parties, the Purchaser should contact the purported sender immediately.

(g)                                  The Purchaser agrees to be bound by any affirmation, assent or agreement that the Purchaser transmits to the Company or its affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent the Purchaser gives to receive communications from the Company or any of its affiliates solely through electronic transmission. The Purchaser agrees that when the Purchaser clicks on an “I Agree,” “I Consent,” or other similarly worded button or entry field with its mouse, keystroke or other device, its agreement or consent will be legally binding and enforceable against it and will be the legal equivalent of the Purchaser’s handwritten signature on an agreement that is printed on paper. The Purchaser agrees that the Company and any of its affiliates may send the Purchaser electronic copies of any and all communications associated with its purchase of Tokens.

8.2.                            Revocation. Purchaser acknowledges and accepts that all purchases of the SAFT from the Company during the SAFT Offering are final, and there are no refunds or cancellations except as may be required by applicable law or regulation. Purchaser further acknowledges and accepts that the Company reserves the right to refuse or cancel Purchase Agreements at any time in its sole discretion.

8.3.                            Headings. Section and other headings contained in this Purchase Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Purchase Agreement.

8.4.                            Governing Law; Consent to Jurisdiction; Venue and Service of Process. THIS PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES, NOTWITHSTANDING THE PLACE WHERE THIS PURCHASE AGREEMENT MAY BE EXECUTED BY ANY PARTY. To the extent permissible under applicable law, the Purchaser hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Purchase Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of New Jersey. Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts and any applicable arbitral body located within the State of Washington. The Purchaser agrees and consents that service of process as provided by U.S. federal and Washington law may be made upon the Purchaser in any Action and may not as a result claim that any Action has been brought in an inconvenient forum.

8.5.                            Entire Agreement. This Purchase Agreement along with the Offering Materials and any side letter or other similar agreement between the Purchaser and the Company constitute the entire agreement between the parties hereto with respect to the subject matter of this Purchase Agreement and may be amended only in writing, executed by all parties hereto.

8.6.                            Severability. Each provision of this Purchase Agreement (including without limitation each representation made in the Purchaser Questionnaire and each provision of or grant of authority by or in the Power of Attorney) shall be considered severable. If it is determined by a court of competent jurisdiction that any provision of this Purchase Agreement is invalid or unenforceable under any applicable law, then that provision shall (i) be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with applicable law; and (ii) not affect the validity or enforceability of any other provisions of this Purchase Agreement, and to this extent the provisions of this Purchase Agreement shall be severable.

8.7.                            Successors and Assigns. This Purchase Agreement (i) shall be binding upon the Purchaser and the heirs, legal representatives, successors and permitted assigns of the Purchaser and shall inure to the benefit of the Company and its successors and assigns, (ii) shall survive the acceptance of the Purchaser as a purchaser of a SAFT, (iii) shall, if the Purchaser consists of more than one person, be the joint and several obligation of each, and (iv) may be executed in counterparts, all of which when taken together, shall be deemed one original.

8.8.                            Survival. The representations and warranties of the Purchaser in, and the other provisions of, this Purchase Agreement shall survive the execution and delivery of this Purchase Agreement.

Blockstack SAFT

Part IV: Form W-9

For tax reporting purposes, please download one of the forms below, complete and send to

legal@blockstack.com

For U.S.

https://www.irs.gov/pub/irs-pdf/fw9.pdf

For non-US

Please use the applicable IRS Form W-8

Official IRS instructions: https://www.irs.gov/pub/irs-pdf/iw8.pdf

Unofficial (but readable) instructions: https://web.uri.edu/controller/files/IRS_W8_Form.pdf